Exhibit 99.1

Nexstar Finance Prices Offering of $125 Million of Senior Subordinated Notes Due 2014

Proceeds to Finance the Previously Announced Acquisition of 11 Television Stations from Quorum Broadcast Holdings

IRVING, Texas, Dec 18, 2003 (BUSINESS WIRE) — Nexstar Broadcasting Group, Inc. (NXST) today announced that its wholly-owned subsidiary, Nexstar Finance, Inc., priced the sale, in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, of $125 million principal amount of 7% senior subordinated notes due 2014 at par. The transaction is expected to close on December 30, 2003. Net proceeds from the offering will be used to finance the Company’s acquisition of Quorum Broadcast Holdings, LLC.

The senior subordinated notes will rank equally with all of the Company’s other existing and future senior subordinated indebtedness, and will be junior to the Company’s senior indebtedness, including debt under the Company’s senior secured credit facility. The senior subordinated notes will be guaranteed by all of the Company’s existing subsidiaries that are guarantors under the Company’s senior secured credit facility and outstanding senior subordinated indebtedness.

The senior subordinated notes have been offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The senior subordinated notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any offer, solicitation or sale of any senior subordinated notes in any jurisdiction in which such offering sold would be unlawful.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our television stations, the Company’s substantial debt levels, and changes in the broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.nexstar.tv.

SOURCE: Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc.

Robert Thompson

Chief Financial Officer

972-373-8800

or

Jaffoni & Collins Incorporated

Joseph Jaffoni or Stewart Lewack

212-835-8500

nxst@jcir.com